Exhibit 99.2

API TECHNOLOGIES CORP.
Consolidated Balance Sheets
(unaudited) (Dollar Amounts in Thousands)

	May 31, 2014	November 30, 2013
Assets
Current
Cash and cash equivalents	$10,632	$6,351
Restricted cash (note 4b)	—	1,500
Accounts receivable, less allowance for doubtful accounts of $828 and $697 at May 31, 2014 and November 30, 2013, respectively	36,779	39,751
Inventories, less provision for obsolescence of $11,198 and $12,571 at May 31, 2014 and November 30, 2013, respectively (note 6)	52,726	58,218
Deferred income taxes	2,303	2,426
Prepaid expenses and other current assets	1,426	2,445
	103,866	110,691
Fixed assets, net	31,689	35,231
Fixed assets held for sale (note 2)	150	150
Goodwill	116,770	116,770
Intangible assets, net	34,169	38,780
Other non-current assets	1,714	2,956
Total assets	$288,358	$304,578
Liabilities, Redeemable Preferred Stock and Shareholders’ Equity
Current
Accounts payable and accrued expenses	$23,806	$32,217
Deferred revenue	3,723	3,519
Current portion of long-term debt (note 9)	8,451	8,155
	35,980	43,891
Deferred income taxes	5,945	5,517
Other long-term liabilities	1,133	1,135
Long-term debt, net of current portion, and discount of $0 and $8,100 at May 31, 2014 and November 30, 2013, respectively (note 9)	123,298	96,606
Deferred gain (note 9d)	8,085	—
	174,441	147,149
Commitments and contingencies (note 15)
Redeemable Preferred Stock
Preferred stock (Series A Mandatorily Redeemable Preferred Stock, $0 and $1,042 liquidation preference and 1,000,000 authorized shares, 0 and 26,000 shares issued and outstanding at May 31, 2014 and November 30, 2013, respectively) (note 10)	—	26,326
Shareholders’ Equity
Common shares ($0.001 par value, 250,000,000 and 100,000,000 authorized shares, 55,397,320 and 54,846,071 shares issued and outstanding at May 31, 2014 and November 30, 2013, respectively)	55	55
Special voting stock ($0.01 par value, 1 share authorized, issued and outstanding at May 31, 2014 and November 30, 2013, respectively)	—	—
Additional paid-in capital	327,794	327,901
Common stock subscribed but not issued	2,373	2,373
Accumulated deficit	(218,299)	(200,798)
Accumulated other comprehensive income	1,994	1,572
	113,917	131,103
Total Liabilities, Redeemable Preferred Stock and Shareholders’ Equity	$288,358	$304,578
The accompanying notes are an integral part of these consolidated financial statements.

API TECHNOLOGIES CORP.
Consolidated Statements of Operations and Comprehensive Income (Loss)
(unaudited) (Dollar Amounts in Thousands, Except Per Share Data)

	For the Three Months Ended May 31, 2014	For the Three Months Ended May 31, 2013	For the Six Months Ended May 31, 2014	For the Six Months Ended May 31, 2013
Revenue, net	$53,169	$64,229	$112,086	$122,533
Cost of revenues
Cost of revenues	42,478	49,549	87,751	95,697
Restructuring charges	281	63	580	166
Total cost of revenues	42,759	49,612	88,331	95,863
Gross profit	10,410	14,617	23,755	26,670
Operating expenses
General and administrative	5,820	6,168	11,539	12,804
Selling expenses	3,536	4,074	7,294	7,758
Research and development	2,161	2,337	4,234	4,641
Business acquisition and related charges	75	620	185	1,088
Restructuring charges	748	322	866	563
Total operating expenses	12,340	13,521	24,118	26,854
Operating income (loss)	(1,930)	1,096	(363)	(184)
Other expenses (income), net
Interest expense, net	2,887	4,478	5,297	8,822
Amortization of note discounts and deferred financing costs	10,228	521	10,893	11,275
Other expenses (income), net	(223)	421	(113)	(376)
Total other expenses (income), net	12,892	5,420	16,077	19,721
Loss from continuing operations before income taxes & discontinued operations	(14,822)	(4,324)	(16,440)	(19,905)
Expense (benefit) for income taxes	162	(350)	668	(172)
Loss from continuing operations	(14,984)	(3,974)	(17,108)	(19,733)
Income from discontinued operations, net of income taxes	—	11,446	—	12,779
Net income (loss)	$(14,984)	$7,472	$(17,108)	$(6,954)
Accretion on preferred stock	—	(290)	(393)	(290)
Net income (loss) attributable to common shareholders	$(14,984)	$7,182	$(17,501)	$(7,244)
Loss per share from continuing operations—Basic and diluted	$(0.27)	$(0.07)	$(0.32)	$(0.36)
Income per share from discontinued operations—Basic and diluted	$—	$0.20	$—	$0.23
Net income (loss) per share—Basic and diluted	$(0.27)	$0.13	$(0.32)	$(0.13)
Weighted average shares outstanding
Basic	55,446,463	55,402,595	55,436,440	55,386,031
Diluted	55,446,463	55,402,595	55,436,440	55,386,031
Comprehensive income (loss)
Unrealized foreign currency translation adjustment	281	128	422	(1,290)
Other comprehensive income (loss)	281	128	422	(1,290)
Comprehensive income (loss)	(14,703)	7,600	(16,686)	(8,244)
The accompanying notes are an integral part of these consolidated financial statements.

API TECHNOLOGIES CORP.
Consolidated Statement of Changes in Redeemable Preferred Stock and Shareholders’ Equity
(Unaudited)
(In thousands of dollars, except share data)

	Preferred Stock- number of shares	Preferred stock amount	Common stock- number of shares	Common stock amount	Additional paid- in capital	Common stock subscribed but not issued	Accumulated deficit	Accumulated other comprehensive income	Total shareholders’ equity
Balance at November 30, 2013	26,000	$26,326	54,846,071	$55	$327,901	$2,373	$(200,798)	$1,572	$131,103
Stock issued as compensation	—	—	48,333	—	—	—	—	—	—
Stock withheld for taxes	—	—	(13,751)	—	—	—	—	—	—
Accretion on Redeemable Preferred Stock (Dividends see Note 10)	—	393	—	—	—	—	(393)	—	(393)
Accrued dividend in kind (effective) on Series A Mandatorily Redeemable Preferred Stock (see Note 10)	—	42	—	—	—	—	—	—	—
Redemption of Preferred Stock (see Note 10)	(26,000)	(26,761)	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	(107)	—	—	—	(107)
Stock exchanged for subsidiary exchangeable shares and stock subject to issuance in connection with plan of arrangement (Note 11)	—	—	516,667	—	—	—	—	—	—
Net loss for the period	—	—	—	—	—	—	(17,108)	—	(17,108)
Other comprehensive loss	—	—	—	—	—	—	—	422	422
Balance at May 31, 2014	—	$—	55,397,320	$55	$327,794	$2,373	$(218,299)	$1,994	$113,917
The accompanying notes are an integral part of these consolidated financial statements.

API TECHNOLOGIES CORP.
Consolidated Statements of Cash Flows
(Unaudited) (Dollar Amounts in Thousands)

	Six Months Ended May 31,
	2014	2013
Cash flows from operating activities
Net loss	$(17,108)	$(6,954)
Less: Income from discontinued operations	—	(12,779)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation and amortization	8,242	8,620
Amortization of note discounts and deferred financing costs	681	998
Amortization of note discounts and deferred financing costs due to debt extinguishment	10,212	10,277
Stock based compensation	(69)	600
Gain on sale of fixed assets	(248)	—
Accrued income tax – discontinued operations	—	(2,456)
Deferred income taxes	551	825
Changes in operating asset and liabilities, net of business acquisitions
Accounts receivable	1,451	(898)
Inventories	5,447	(1,822)
Prepaid expenses and other current assets	1,018	(172)
Accounts payable and accrued expenses	(7,478)	(3,989)
Deferred revenue	(209)	(218)
Net cash provided (used) by continuing activities	2,490	(7,968)
Net cash provided by discontinued operations	—	1,971
Net cash provided (used) by operating activities	2,490	(5,997)
Cash flows from investing activities
Purchase of fixed assets	(847)	(1,126)
Purchase of intangible assets	(141)	(220)
Net proceeds from disposal of discontinued operations (note 4b)	—	49,219
Net proceeds from disposal of fixed assets (note 9d)	15,108	739
Restricted cash	1,500	(800)
Business acquisitions (note 13)	1,414	(600)
Discontinued operations	—	(17)
Net cash provided by investing activities	17,034	47,195
Cash flows from financing activities
Redemption of preferred shares (note 10)	(27,600)	—
Repayments of long-term debt (note 9)	(52,329)	(253,543)
Net proceeds from long-term debt (note 9)	64,782	200,832
Net cash used by financing activities	(15,147)	(52,711)
Effect of exchange rate on cash and cash equivalents	(96)	(293)
Net change in cash and cash equivalents	4,281	(11,806)
Cash and cash equivalents, beginning of period—continuing operations	6,351	20,550
Cash and cash equivalents, beginning of period—discontinued operations	—	(15)
Cash and cash equivalents, beginning of period	6,351	20,535
Cash and cash equivalents, end of period	$10,632	$8,729
Cash and cash equivalents, end of period—discontinued operations	—	—
Cash and cash equivalents, end of period—continuing operations	$10,632	$8,729
The accompanying notes are an integral part of these consolidated financial statements.

API Technologies Corp.
Notes to Consolidated Financial Statements
(Unaudited) (Dollar Amounts in Thousands, Except Per Share Data)
1. NATURE OF BUSINESS AND BASIS OF PRESENTATION
Nature of Business
API Technologies Corp. (“API”, and together with its subsidiaries, the “Company”) designs, develops, and manufactures systems, subsystems, modules, and components for RF/microwave, millimeter wave, electromagnetic, power, and security applications, as well as provides electronics manufacturing for technically demanding, high-reliability applications.
On December 31, 2013, the Company completed the sale and leaseback (the “Sale/Leaseback”) of the Company’s facility located in State College, Pennsylvania. The Company sold the facility to an unaffiliated third party for a purchase price of approximately $15,500 and will lease the property from the buyer for approximately $1,279 per year, subject to annual adjustments. The Company used $14,200 of the proceeds of the Sale/Leaseback to prepay a portion of its outstanding term loan indebtedness.
On July 5, 2013, the Company entered into an agreement (the “APA”) with ILC Industries, LLC (“Parent”) and Data Device Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (the “Purchaser”) pursuant to which the Company sold to the Purchaser certain assets comprising the Company’s data bus business (“Data Bus”) in the U.S. and the U.K., including substantially all of the assets of the Company’s wholly owned subsidiary, National Hybrid, Inc., a New York corporation (the “Asset Sale”). The Purchaser paid the Company approximately $32,150 in cash for the assets, after certain adjustments based on closing inventory values as set forth in the APA and customary indemnification provisions. Substantially all of the proceeds from the Asset Sale were used to repay certain of the Company’s outstanding debt.
On April 17, 2013, the Company sold all of the issued and outstanding shares of capital stock or other equity interests of Spectrum Sensors and Controls, Inc., a Pennsylvania corporation (“Sub 1”), Spectrum Sensors and Controls, LLC, a California limited liability company (“Sub 2”), and Spectrum Sensors and Controls, Inc., an Ohio corporation (“Sub 3” and together with Sub 1 and Sub 2, “Sensors”), for gross cash proceeds of approximately $51,350. Of this amount, $1,500 was placed into an escrow account for 12 months to secure any indemnification claims made by the purchaser against the sellers, API and Spectrum Control, Inc. (“Spectrum”), a wholly owned subsidiary of API.
The unaudited consolidated financial statements include the accounts of API and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. There are no other entities controlled by the Company, either directly or indirectly. The financial statements have been prepared in accordance with the requirements of Form 10-Q and Article 10 of Regulation S-X of the Securities and Exchange Commission (the “SEC”).
Accordingly, certain information and footnote disclosures required in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. In the opinion of the Company’s management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for the fair presentation of the Company’s consolidated financial position as of May 31, 2014 and the results of its operations and cash flows for the three and six month periods ended May 31, 2014. Results for the interim period are not necessarily indicative of results that may be expected for the entire year or for any other interim periods. The unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements of the Company and the notes thereto as of and for the year ended November 30, 2013 included in the Company’s Form 10-K filed with the SEC on February 12, 2014.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Accounting Estimates
The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts in the consolidated financial statements, and the disclosures made in the accompanying notes. Examples of estimates include the provisions made for bad debts and obsolete inventory, estimates associated with annual goodwill impairment tests, and estimates of deferred income tax and liabilities. The Company also uses estimates when assessing fair values of assets and liabilities acquired in business acquisitions as well as any fair value and any related impairment charges related to the carrying value of machinery and equipment, other long-lived assets, fixed assets held for sale and discontinued operations. The Company also uses estimates in determining the remaining economic lives of long-lived assets. In addition, the Company uses assumptions when employing the Black-Scholes valuation model to estimate the fair value of share options. Despite the Company’s intention to establish accurate estimates and use reasonable assumptions, actual results may differ from these estimates.
Inventories
Inventories, which include materials, labor, and manufacturing overhead, are stated at the lower of cost (on a first-in, first-out basis) or net realizable value. On a quarterly basis, the Company evaluates inventories for potential write-down for identifiable obsolescence and slow moving items. The evaluation includes analysis of future demand, product mix and possible alternative uses. The Company records a provision for both excess and obsolete inventory when write-downs or write-offs are identified. Any write-down of inventory at the close of a fiscal period creates a new cost basis that subsequently would not be marked up based on changes in underlying facts and circumstances.
Fixed Assets
Fixed assets are recorded at cost less accumulated depreciation and are depreciated using the straight-line method over the following periods:

Straight line basis
Buildings and leasehold improvements	5-40 years
Computer equipment	3-5 years
Furniture and fixtures	5-8 years
Machinery and equipment	5-10 years
Vehicles	3 years
Betterments are capitalized and amortized by the Company, using the same amortization basis as the underlying assets over the remaining useful life of the original asset. Betterments include renovations, major repairs and upgrades that increase the service of a fixed asset and extend the useful life. Gains and losses on depreciable assets retired or sold are recognized in the consolidated statements of operations in the year of disposal. Repairs and maintenance expenditures are expensed as incurred.
Fixed Assets Held for Sale
Certain fixed assets held for sale from within our SSC segment have been classified as held for sale in the consolidated balance sheets. The Company estimated the fair value of the net assets to be sold at approximately $150 at May 31, 2014. This land and building were part of the fixed assets held for sale reported at November 30, 2013.
Discontinued Operations
Components of the Company that have been disposed of are reported as discontinued operations. The results of operations of Data Bus and Sensors for prior periods are reported as discontinued operations (Note 4) and not included in the continuing operations.

Goodwill and Intangible Assets
Goodwill and intangible assets result primarily from business acquisitions accounted for under the purchase method. Goodwill and intangible assets with indefinite lives are not amortized but are subject to impairment by applying a fair value based test. The Company completes an annual (or more often if impairment indicators arise under the applicable accounting guidance) impairment assessment of its goodwill on a reporting unit level. The Company’s annual impairment test for goodwill is September 1st.
Intangible assets that have a finite life are amortized using the following basis over the following periods:

Non-compete agreements	Straight line over 5 years

Computer software	Straight line over 3-5 years

Customer related intangibles	Straight line or the pattern in which the economic benefits are expected to be realized, over an estimated life of 4-15 years

Marketing related intangibles	The pattern in which the economic benefits are expected to be realized, over an estimated life of 3-10 years

Technology related intangibles	The pattern in which the economic benefits are expected to be realized, over an estimated life of 10 years
Long-Lived Assets
The Company periodically evaluates the net realizable values of long-lived assets, principally identifiable intangibles and capital assets, for potential impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable, as determined based on the estimated future undiscounted cash flows. If such assets were considered to be impaired, the carrying value of the related assets would be reduced to their estimated fair value.
Income Taxes
Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial reporting and tax bases of assets and liabilities and available net operating loss carry forwards. A valuation allowance is established to reduce tax assets if it is more likely than not that all or some portions of such tax assets will not be realized.
The Company’s valuation allowance was recorded on the deferred tax assets to provide for a reasonable provision, which in the Company’s estimation is more likely than not that all or some portions of such tax assets will not be realized. In determining the adequacy of the valuation allowance, the Company applied the authoritative guidance, and considered such factors as (i) which subsidiaries were producing income and which subsidiaries were producing losses and (ii) temporary differences occurring from depreciation and amortization which the Company expects to increase the taxable income over future periods.
The Company follows the guidance concerning accounting for uncertainty in income taxes, which clarifies the accounting and disclosure for uncertainty in tax positions. The guidance requires that the Company determine whether it is more likely than not that a tax position will not be sustained upon examination by the appropriate taxing authority. If a tax position does not meet the more likely than not recognition criterion, the guidance requires that the tax position be measured at the largest amount of benefit greater than 50 percent not likely of being sustained upon ultimate settlement.
Based on the Company’s evaluation, management has concluded that there are no significant uncertain tax positions requiring recognition in the consolidated financial statements or adjustments to deferred tax assets and related valuation allowance. Tax years 2010-2013 remain open to examination by the Internal Revenue Service or other tax jurisdictions to which the Company is subject.
The Company from time to time has been assessed interest or penalties by major tax jurisdictions, however such assessments historically have been minimal and immaterial to our financial results. If the Company receives an assessment for interest and/or penalties, it would be classified in the consolidated financial statements as general and administrative expense.
Revenue Recognition
The Company recognizes non-contract revenue when it is realized or realizable and earned. The Company considers non-contract revenue realized or realizable and earned when it has persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable, and collectability is reasonably assured. Delivery is not considered to have occurred until products have been shipped and risk of loss and ownership has transferred to the client. Revenue from production-type contracts, which represents less than one per cent of total revenue, is recognized using the percentage of completion method. The degree of completion is determined based on costs incurred, excluding costs that are not representative of progress to completion, as a percentage of total costs anticipated for each contract. A provision is made for losses on contracts in progress when such losses first become known. Revisions in cost and profit estimates, which can be significant, are reflected in the accounting period in which the relevant facts become known. Revenue from contracts under the percentage of completion method is not significant to the financial statements.
Deferred Revenue
The Company defers revenue when payment is received in advance of the service or product being shipped or delivered, including transition services agreements related to discontinued operations. For some of the larger government contracts, the Company will bill upon meeting certain milestones. These milestones are established by the customer and are specific to each contract. Unearned revenue is recorded as deferred revenue. The Company generally recognizes revenue on these larger government contracts when items are shipped.
Research and Development
Research and development costs are expensed when incurred.
Stock-Based Compensation
The Company follows the authoritative guidance for accounting for stock-based compensation. The guidance requires that new, modified and unvested stock-based payment transactions with employees, such as grants of stock options, restricted stock units (“RSUs”) and restricted stock, be recognized in the financial statements based on their fair value at the grant date and recognized as compensation expense over their vesting periods. Stock-based compensation cost for RSUs is measured based on the closing fair market value of the Company’s common stock on the date of grant. The fair value of each option granted is estimated on the grant date using the Black-Scholes option pricing model which takes into account as of the grant date the exercise price and expected life of the option, the current price of the underlying shares and its expected volatility, expected dividends on the shares and the risk-free interest rate for the term of the option.
Foreign Currency Translation and Transactions
The Company’s functional currency is United States dollars and the consolidated financial statements are stated in United States dollars, “the reporting currency.” Integrated operations have been translated from various foreign currencies (Canadian dollars, British Pounds Sterling, Chinese Yuan, Euros, and Mexican Pesos) into United States dollars at the period-end exchange rate for monetary balance sheet items, the historical rate for fixed assets and shareholders’ equity, and the average exchange rate for the year for revenues, expenses, gains and losses. The gains or losses on translation are included as a component of other comprehensive income (loss) for the period.
Financial Instruments
The fair values of financial instruments including cash and cash equivalents, accounts receivable, accounts payable, and short-term borrowings approximate their carrying values due to the short-term nature of these instruments. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest rate, currency or credit risks arising from its financial instruments. The recorded value of long-term debt approximates the fair value of the debt as the terms and rates approximate market rates.
In the ordinary course of business, the Company carries out transactions in various foreign currencies (Canadian Dollars, British Pounds Sterling, Chinese Yuan, Euros, and Mexican Pesos) included in the Company’s cash, accounts receivable, accounts payable, bank indebtedness, as well as a mortgage loan. The translation adjustments related to these accounts have been reflected as a component of comprehensive income. Currently, the Company does not maintain a foreign currency hedging program.
Derivative Liabilities
Fair value accounting requires bifurcation of embedded derivative instruments of convertible debt or equity instruments, and measurement of their fair value for accounting purposes. The Company’s embedded derivative instruments such as put and call features, make whole provisions and default interest and dividend rates in the convertible note and convertible preferred stock are measured at fair value using the discounted cash flows model by taking the present value of probability weighted cash flow scenarios. Derivative liabilities are adjusted to reflect fair value at the end of each reporting period, with any change in the fair value being recorded in results of operations as Other expense (income), net.

Debt Issuance Costs and Long-term Debt Discounts
Fees paid to obtain debt financing or amendments under such debt financing are treated as debt issuance costs and are capitalized and amortized over the life of the debt using the effective interest method. These payments are shown as a financing activity on the consolidated statement of cash flows and are shown as other non-current assets in the consolidated balance sheets.
In accordance with accounting standards the Company recognized the value of detachable warrants issued in conjunction with the issuance of the secured promissory notes and the modification of the convertible promissory notes. The Company valued the warrants using the Black-Scholes pricing model. The Company recorded the warrant relative fair value as an increase to additional paid-in capital and a discount against the related debt. The discount attributed to the value of the warrants was being amortized over the term of the underlying debt using the effective interest method and was written off when the related debt was extinguished.
The Company may record debt and equity discounts in connection with raising funds through the issuance of convertible notes or equity instruments. These discounts may arise from (i) the receipt of proceeds less than the face value of the convertible notes or equity instruments, (ii) beneficial conversion features and/or (iii) recording derivative liabilities related to embedded features. These costs are amortized over the life of the debt to interest expense utilizing the effective interest method. If a conversion of the underlying debt occurs, a proportionate share of the unamortized discount is immediately expensed.
Concentration of Credit Risk
The Company maintains cash balances, at times, with financial institutions, which are in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC), Canadian Deposit Insurance Corporation (CDIC) and Financial Services Compensation Scheme (FSCS in the United Kingdom). Management monitors the soundness of these institutions and has not experienced any collection losses with these institutions.
The US, Canadian and United Kingdom Governments’ Departments of Defense (directly and through subcontractors) accounts for approximately 48%, 4% and 10% of the Company’s revenues for the six months ended May 31, 2014 (48%, 2% and 8% for the six months ended May 31, 2013), respectively. A loss of a significant customer could adversely impact the future operations of the Company.
Earnings (Loss) per Share of Common Stock
Basic earnings per share of common stock is computed by dividing income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share of common stock gives effect to all dilutive potential shares of common stock outstanding during the period. The computation of diluted earnings per share does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on earnings per share (Note 14).
Comprehensive Income (Loss)
Comprehensive income (loss), which includes foreign currency translation adjustments, is shown in the Consolidated Statement of Operations and Comprehensive Income (Loss).
Comparative Reclassifications
Certain amounts from fiscal 2013 have been reclassified to conform to the May 31, 2014 financial statement presentation. The reclassifications related to a change in the presentation of discontinued operations (see Note 4).
3. EFFECTS OF RECENT ACCOUNTING PRONOUNCEMENTS
Recently Issued Accounting Pronouncements
In February 2013, the FASB issued guidance which requires entities to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, entities are required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount is required under GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, entities are required to cross-reference to other disclosures required under GAAP that provide additional detail on these amounts. This standard is effective prospectively for reporting periods beginning after December 15, 2013. The Company adopted this standard in the quarter ended May 31, 2014, which did not have a material impact on its consolidated financial statements.
In July 2013, the FASB issued guidance which states that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The Company adopted this standard in the quarter ended May 31, 2014, which did not have a material impact on its consolidated financial statements.
4. DISCONTINUED OPERATIONS
a) Data Bus
On July 5, 2013, the Company entered into the APA with Parent and the Purchaser, pursuant to which the Company sold to the Purchaser certain assets comprising the Company’s Data Bus business in the U.S. and the U.K., including substantially all of the assets of the Company’s wholly owned subsidiary, National Hybrid, Inc., a New York corporation. The Purchaser paid the Company approximately $32,150 in cash for the assets, after certain adjustments based on closing inventory values as set forth in the APA and customary indemnification provisions.
The operating results of Data Bus are summarized as follows:

	(in thousands)
	Three months ended May 31, 2013	Six months ended May 31, 2013
Revenue, net	$3,872	$6,580
Cost of revenues	2,653	3,888
Gross Profit	1,219	2,692
General and administrative	244	428
Selling expenses	46	79
Research and development	—	—
Restructuring	—	—
Provision for income taxes	257	720
Provision for income taxes — Gain on sale of Data Bus	—	—
Other expenses (income)	—	—
Income from discontinued operations, net of tax	$672	$1,465
The Company has a transition services agreement with the Purchaser, where the Company will manufacture products in the United States for a period of up to 12 months and manufacture certain products in the United Kingdom for a period of up to 4 years. The Company determined that the U.K. transition services agreement does not result in the Company having a significant continuing involvement in these discontinued operations following the assessment period.
b) Sensors
On April 17, 2013 the Company sold all of the issued and outstanding shares of capital stock or other equity interests of the Sensors companies for gross cash proceeds of approximately $51,350. Of this amount, $1,500 was previously placed into an escrow account for 12 months to secure any indemnification claims made by the purchaser against the sellers, API and Spectrum.
The operating results of Sensors are summarized as follows:

	(in thousands)
	Three months ended May 31, 2013	Six months ended May 31, 2013
Revenue, net	$3,124	$9,270
Cost of revenues	2,507	7,155
Gross Profit	617	2,115
General and administrative	166	368
Selling expenses	195	497
Research and development	56	179
Provision for income taxes	(266)	66
Provision for income taxes — Gain on sale of Sensors	1,671	1,671
Other expenses (income)	(11,979)	(11,980)
Income (loss) from discontinued operations, net of tax	$10,774	$11,314

Pursuant to a transition services agreement, the Company will manufacture products for a period of up to 9 months and provide certain administrative services to the purchaser over a period of up to 18 months. The Company determined that the transition services agreement does not result in the Company having a significant continuing involvement in these discontinued operations following the assessment period.
5. FAIR VALUE MEASUREMENTS
The following table summarizes assets and liabilities, which have been accounted for at fair value, along with the basis for the determination of fair value.

	(in thousands)
	May 31, 2014			November 30, 2013
	2014 Total	Unobservable Measurement Criteria (Level 3)	Impairment	2013 Total	Unobservable Measurement Criteria (Level 3)	Impairment
Fixed assets held for sale	$150	$150	$—	$150	$150	$—
Derivative liabilities – Redeemable Preferred Stock (Note 10)	—	—	—	(179)	(179)	—
Total	$150	$150	$—	$(29)	$(29)	$—
The following is a summary of activity for the six months ended May 31, 2014 and year ended November 30, 2013 for assets and liabilities measured at fair value based on unobservable measure criteria:

	(in thousands)
	Fixed Assets Held for Sale	Derivative Liabilities – Preferred Stock
Balance, November 30, 2012	$900	$(267)
Less: Fixed assets sold	(750)	—
Less: Adjustment to fair value of derivative liabilities	—	88
Balance, November 30, 2013	$150	$(179)
Less: Redemption of Preferred Stock	—	179
Balance, May 31, 2014	$150	$—

The fair value of the fixed assets held for sale was determined using a market approach by using prices and other relevant information generated by market transactions involving comparable assets. The Series A Preferred Stock (Note 10) contained an embedded feature for a default dividend rate. The Company determined the fair value of the derivative liabilities related to the preferred stock by using the present value of probability weighted cash flow scenarios. The Series A Preferred Stock was redeemed in March 2014.
6. INVENTORIES
Inventories consisted of the following:

	(in thousands)
	May 31, 2014	November 30, 2013
Raw materials	$24,504	$26,015
Work in progress	19,280	23,425
Finished goods	8,942	8,778
Total	$52,726	$58,218
Inventories are presented net of valuation allowances.

7. SHORT-TERM DEBT
The Company has a credit facility in place for certain of its U.K. subsidiaries for approximately $419 (250 GBP), which renews in July 2014. This line of credit is tied to the prime rate in the United Kingdom and is secured by the U.K. subsidiaries’ assets. This facility was undrawn as of May 31, 2014 and November 30, 2013.
8. ACCOUNTS PAYABLE AND ACCRUED EXPENSES
Accounts payable and accrued expenses consisted of the following:

	(in thousands)
	May 31, 2014	November 30, 2013
Trade accounts payable	$13,197	$20,714
Accrued expenses	6,593	6,586
Wage and vacation accrual	4,016	4,917
Total	$23,806	$32,217
9. LONG-TERM DEBT
The Company had the following long-term debt obligations:

	(in thousands)
	May 31, 2014	November 30, 2013
Term loans, due February 6, 2018, base rate plus 6.50% interest or LIBOR plus 7.50%, (a)	$125,014	$86,810
Asset based loans, due February 6, 2018, base rate plus a margin between 1.50% and 2.00%, or LIBOR plus a margin between 2.50% and 3.00%, (a)	—	24,345
Mortgage loan, due 2027, 1.35% above Barclays fixed bank rate (b)	1,279	1,318
Note payable – RTIE acquisition (c)	—	139
Capital leases payable (d)	5,456	249
	$131,749	$112,861
Less: Current portion of long-term debt	(8,451)	(8,155)
Discount and deferred financing charges on term loans	—	(8,100)
Long-term portion	$123,298	$96,606

a)
On February 6, 2013, the Company refinanced its credit facilities and entered into (i) a credit agreement (the “Term Loan Agreement”) with various lenders and Guggenheim Corporate Funding, LLC, as agent (the “Agent”) that provides for a $165,000 term loan facility and (ii) a credit agreement with various lenders and Wells Fargo Bank, National Association (the “Revolving Loan Agreement”) that provides for a $50,000 asset-based revolving borrowing base credit facility, with a $10,000 subfacility (or the Sterling equivalent) for certain of our United Kingdom subsidiaries, a $10,000 subfacility for letters of credit and a $5,000 subfacility for swingline loans.

On February 6, 2013, in connection with entering into the Term Loan Agreement and the Revolving Loan Agreement, the Amended and Restated Credit Agreement, dated as of June 27, 2011 and amended on January 6, 2012 and March 22, 2012, by and among the lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent, lead arranger and sole book-runner, which had an outstanding balance of $183,400 was paid off and terminated, which resulted in the write-off of approximately $10,300 of deferred financing costs and note discounts.

On December 31, 2013, the Company repaid $14,200 of its term loans from the proceeds of the Sale/Leaseback, (see d) below) of the Company’s facility located in State College, Pennsylvania. On July 5, 2013 and April 17, 2013, the Company sold Data Bus and Sensors (Note 4) and repaid approximately $28,780 and $44,919, respectively, of its term loans from the proceeds of these sales, in accordance with the Term Loan Agreement. In addition, the Company repaid a portion of its term loans using the net proceeds of $739 from the March 14, 2013, sale of certain land and a building in Palm Bay, Florida.

On May 22, 2013, the Company entered into a First Amendment to the Revolving Loan Agreement that amends certain cash management and reporting requirements.

On October 10, 2013, the Company entered into an Amendment No. 1 to Credit Agreement (the “Amendment No. 1”). Amendment No. 1, among other things, amends the Term Loan Agreement to reduce the minimum interest coverage ratio, increase the maximum leverage ratio, reduce the interest rate on the term loans and modify the terms of the prepayment premium, which the Company is required to pay upon voluntary prepayments or certain mandatory prepayments of the term loans.
On March 21, 2014, the Company entered into Amendment No. 2 to Credit Agreement (the “Amendment No. 2”), by and among the Company, as borrower, the lenders party thereto and the Agent.
Amendment No. 2 amends the Term Loan Agreement to provide for an incremental term loan facility in an aggregate principal amount equal to $55,000 (the “Incremental Term Loan Facility”), which Incremental Term Loan Facility is subject to substantially the same terms and conditions, including the applicable interest rate and the maturity date of February 6, 2018, as the $165,000 term loan facility provided upon the initial closing of the Term Loan Agreement. In addition, Amendment No. 2 amends the Term Loan Agreement to reduce the minimum interest coverage ratio and increase the maximum leverage ratio, among other things.
The proceeds of the Incremental Term Loan Facility were used (i) to pay in full and terminate the Company’s Revolving Loan Agreement; (ii) to redeem all 26,000 shares of the Company’s Series A Preferred Stock that were outstanding (as defined and described in Note 10); (iii) to pay fees, costs and expenses associated with the Incremental Term Loan Facility and related transactions; and (iv) for general corporate purposes. This resulted in the write-off of approximately $10,212 of deferred financing costs and note discounts in the quarter ended May 31, 2014.
As of May 31, 2014, $125,014 was outstanding under the Term Loan Agreement.

Term Loan Agreement
The term loans incurred pursuant to the Term Loan Agreement, as amended, bear interest, at the Company’s option, at the base rate plus 6.50% or an adjusted LIBOR rate (based on one, two or three-month interest periods) plus 7.50% for the first year and at the base rate plus 7.50% or an adjusted LIBOR rate (based on one, two or three-month interest periods) plus 10.75% thereafter, with a LIBOR floor of 1.50%. For purposes of the Term Loan Agreement, the “base rate” means the highest of Wells Fargo Bank, National Association’s prime rate, the federal funds rate plus a margin equal to 0.50% and the adjusted LIBOR rate for a 3-month interest period plus a margin equal to 1.00%.
Interest is due and payable in arrears monthly for term loans bearing interest at the base rate and at the end of an interest period (or at each three month interval in the case of term loans with interest periods greater than three months) in the case of term loans bearing interest at the adjusted LIBOR rate. Principal payments of the term loans are paid at the end of each of the Company’s fiscal quarters, commencing for the fiscal quarter ending May 31, 2013, with the balance of any outstanding term loans due and payable in full on February 6, 2018. The quarterly principal payments will amortize at 1.25% for the fiscal quarters through the end of the Company’s 2014 fiscal year, at 1.875% for the fiscal quarters through the end of the Company’s 2015 fiscal year and at 2.50% for each of the fiscal quarters thereafter.
Under certain circumstances, we are required to prepay the term loans upon the receipt of cash proceeds of certain asset sales, cash proceeds of certain extraordinary receipts and cash proceeds of certain debt or equity financings, and based on a calculation of annual excess cash flow. Mandatory prepayments resulting from assets sales or certain debt financings may require the payment of certain prepayment premiums.
The term loans are secured by a first priority security interest in accounts receivable, inventory, machinery, equipment and certain other personal property relating to the foregoing, and any proceeds from any of the foregoing, subject to certain exceptions and liens, and a first priority security position on substantially all other real and personal property, in each case that are owned by the Company and the subsidiary guarantors.

Revolving Loan Agreement
The revolving loans incurred pursuant to the Revolving Loan Agreement bore interest, at the Company’s option, at the base rate plus a margin between 1.50% and 2.00% or an adjusted LIBOR rate (based on one, two, three or six-month interest periods) plus a margin between 2.50% and 3.00%, in each case with such margin being determined based on the Company’s average daily excess availability under the revolving credit facility for the preceding fiscal quarter. For purposes of the Revolving Loan Agreement, the “base rate” means the highest of Wells Fargo Bank, National Association’s prime rate, the federal funds rate plus a margin equal to 0.50% and the adjusted LIBOR rate for a 3-month interest period plus a margin equal to 1.00%.
Interest was due and payable in arrears monthly for revolving loans bearing interest at the base rate and at the end of an interest period (or at each three month interval in the case of loans with interest periods greater than three months) in the case of revolving loans bearing interest at the adjusted LIBOR rate. Principal, together with all accrued and unpaid interest, was due and payable on February 6, 2018. The Company was permitted to prepay the revolving loans and terminate the commitments, in whole or in part, at any time without premium or penalty. Under certain circumstances, the Company was required to prepay the revolving loans upon the receipt of cash proceeds of certain asset sales.

All borrowings under the Revolving Loan Agreement were limited by amounts available pursuant to a borrowing base calculation, which was based on percentages of eligible accounts receivable, inventory, machinery and equipment, in each case subject to reductions for applicable reserves.
The Revolving Loan Agreement contained customary affirmative and negative covenants, including covenants that limited or restricted the Company and its subsidiaries’ ability to, among other things, incur indebtedness, grant liens, dispose of assets and pay dividends or make distributions to stockholders, in each case subject to customary exceptions for a credit facility of this size and type.
Pursuant to the Revolving Loan Agreement, the Company was also required to maintain compliance with a fixed charge coverage ratio and to limit its annual capital expenditures to $4,000 per fiscal year (subject to carry-over rights) at such times that it failed to maintain excess availability under the revolving credit facility above a specified level.

On March 21, 2014, approximately $25,136 of the proceeds of the Incremental Term Loan Facility were used to pay in full and terminate the Company’s Revolving Loan Agreement.

b)
A subsidiary of the Company in the United Kingdom entered into a 20 year term mortgage agreement in 2007, under which interest is charged at a margin of 1.35% over Barclays Fixed Base Rate of 0.5% at February 28, 2013. The mortgage is secured by the subsidiary’s assets.

c)
On March 19, 2012 the Company completed the acquisition of substantially all of the assets of RTIE Electronics for a total purchase price of $2,295, with $1,500 payable in cash at closing and the remainder pursuant to a $795 Promissory Note payable in 24 equal monthly installments. This Promissory Note payable was fully repaid as of May 31, 2014.

d)
On December 31, 2013, the Company completed the Sale/Leaseback. The Company sold the facility to an unaffiliated third party for a gross purchase price of approximately $15,500 and will lease the property from the buyer for 15 years for approximately $1,279 per year, subject to annual adjustments. As a result of this transaction the Company initially recorded a capital lease obligation of $5,225. The gain on the sale has been deferred and is being recognized over the 15 year lease term.

10. REDEEMABLE PREFERRED STOCK
On March 22, 2012, following the acquisition of C-MAC Aerospace Limited (“C-MAC”), the Company entered into a Note Purchase Agreement by and among the Company and the purchaser referred to therein (the “Note Purchase Agreement”). Pursuant to the Note Purchase Agreement, the Company sold an aggregate initial principal amount of $26,000 of convertible subordinated notes (the “Note”) to a single purchaser in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended. The Company received aggregate gross proceeds of $16,000 from the private placement, all of which will be used for working capital purposes. The purchaser of the Note is an affiliate of Senator Investment Group LP. At the time of the issuance of the Note, the purchaser of the Note was the beneficial owner of approximately 10.7% of our outstanding common stock, without giving effect to the transactions contemplated by the Note Purchase Agreement.
Upon the filing of the amendment to the Charter and the Certificate of Designation (as described and defined below), the Note converted into 26,000 shares of Series A Mandatorily Redeemable Preferred Stock of API (“Series A Preferred Stock”). The holder had the option to convert all or any portion of the amount of the liquidation preference (“Liquidation Preference”) (initially $1,000 per share and $1,058 per share as of February 28, 2014) of the Series A Preferred Stock plus the amount of unpaid and accrued dividends into common stock of API at $6.00 per share.
On March 22, 2012, certain stockholders of the Company took action by written consent (the “Written Consent”), as permitted pursuant to the Company’s bylaws and Amended and Restated Certificate of Incorporation, as amended (the “Charter”), to amend the Charter to (i) increase the number of shares of common stock, par value $0.001 per share, issuable by the Company to 250,000,000 shares from 100,000,000 shares; and (ii) authorize the issuance by the Company’s Board of Directors, from time to time, of up to 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), in one or more series. The Written Consent also approved the issuance of shares of API common stock in connection with the conversion of the Note and Series A Preferred Stock as contemplated by the Note Purchase Agreement for all purposes, including pursuant to the rules and regulations of The NASDAQ Stock Market.
On March 22, 2012, subject to the effectiveness of the amendments to the Charter described above, the Company’s Board of Directors also authorized the creation of a class of Preferred Stock designated as “Series A Mandatorily Redeemable Preferred Stock” pursuant to a Certificate of Designation (the “Certificate of Designation”).

The Company received aggregate gross proceeds of $16,000 from the issuance of the Note. The Company recorded a debt discount of $10,000 representing the difference between the principal amount of the Note and the proceeds received. The Note contained embedded features for a default interest rate and make whole provisions. Accordingly, the Company evaluated these embedded features and recorded an additional debt discount in the amount of $588. The Company also recorded $2,272 of additional discount resulting from the beneficial conversion feature of the Notes. The total debt discount was amortized over the contracted life of the Notes using the effective interest method. Up to the date of conversion this resulted in interest expense of $218.
On May 16, 2012, the Company filed the amendments to the Charter and the Certificate of Designation with the Secretary of State of the State of Delaware, at which time they became effective. Pursuant to the Certificate of Designation, the Company is authorized to issue 1,000,000 shares of Series A Preferred Stock. As described above, the Note converted into 26,000 shares of Series A Preferred Stock.
Upon conversion of the Note, the remaining unamortized discount of $12,644 was recorded as interest expense and the $26,000 face value of the Note was recorded as Series A Preferred Stock.
The Series A Preferred Stock ranked, with respect to dividend rights, redemption rights and rights upon liquidation, dissolution or wind-up (i) senior to the common stock and each other class of capital stock or series of Preferred Stock established by the Board of Directors, the terms of which expressly provided that such class or series ranks junior to the Series A Preferred Stock; (ii) junior to all capital stock or series of Preferred Stock established by the Board, the terms of which expressly provided that such class or series will rank senior to the Series A Preferred Stock; and (iii) on parity with all other classes of capital stock or series of Preferred Stock established by the Board of Directors, the terms of which expressly provided that such class or series will rank on parity with the Series A Preferred Stock.
The holders of Series A Preferred Stock were entitled to vote on all matters voted on by holders of the common stock, voting together as a single class with the other shares entitled to vote. The holders of Series A Preferred Stock had the right to cast the number of votes equal to the total number of votes which could be cast in such vote by a holder of the number of shares of common stock into which the shares of Series A Preferred Stock could be converted.
Commencing on March 22, 2013, holders of Series A Preferred Stock were entitled to receive cumulative dividends on the Liquidation Preference, computed on the basis of a 360-day year of twelve 30-day months at a rate equal to 6% per annum, compounded quarterly on the last day of each March, June, September and December. Accrued and unpaid dividends also would have had to been paid on the date of any redemption or on any liquidation, dissolution or winding-up of the Company. Dividends were paid in kind each quarter, by adding the amount of the accrued and unpaid dividend to the Liquidation Preference amount of each share of Series A Preferred Stock (the “Accreted Dividend Amount”). The Accreted Dividend Amount constituted part of the Liquidation Preference of each share of Series A Preferred Stock as of each applicable quarterly dividend payment date and dividends began to accrue on each Accreted Dividend Amount beginning on the date on which such amount was added to the Liquidation Preference amount of each share of Series A Preferred Stock. However, all dividends due and payable on the date that the Liquidation Preference of a share of Series A Preferred Stock became due and payable would have been payable in cash on such date. Upon an Early Redemption Event, dividends would accrue while such event was continuing at the rate equal to the rate for the most recently issued actively traded ten year U.S. Treasury security, plus 10.0%. An “Early Redemption Event” meant if (a) the Company (i) defaulted in its obligation to pay the amounts in connection with a redemption of the Series A Preferred Stock and such default continues unremedied for three business days; (ii) breached in material respect any of its representations or warranties contained in the Note Purchase Agreement, the Note or other document delivered in connection therewith; (iii) breached certain covenants under the Note Purchase Agreement or other document delivered in connection therewith (subject to applicable grace periods); (iv) defaulted (A) in any payment of any indebtedness in excess of $5,500 or (B) defaulted in the observance of any condition or agreement in respect of any such indebtedness, and as a consequence of such default, such indebtedness would become due and payable prior to its stated maturity; (v) commenced certain bankruptcy or similar proceedings or had a bankruptcy or similar proceeding commenced against it that was not dismissed within the applicable grace period; or (b) a material provision of the Note Purchase Agreement, the Note or other agreement delivered in connection therewith ceased to be effective.
The Series A Preferred Stock would have been convertible at any time at the discretion of the holders into that number of shares of common stock equal to the Liquidation Preference being converted (plus any accrued dividends that have not yet been accreted to the Liquidation Preference), divided by the initial conversion price of $6.00 per share, which initial conversion price was subject to adjustments as described below. In addition, upon a Change of Control (as defined in the Note Purchase Agreement), the sale of all or substantially all of the assets of the Company or the occurrence of certain dilution events (a “Mandatory Redemption Event”), then the holders of Series A Preferred Stock would have had the right to receive upon conversion, in lieu of the common stock otherwise issuable, such shares of stock, securities or other property as would have been issued or payable upon such Mandatory Redemption Event had the shares of Series A Preferred Stock been converted into common stock immediately prior to such Mandatory Redemption Event.

On or before March 22, 2019, all of the outstanding shares of Series A Preferred Stock were to be redeemed by the Company for the amount of the Liquidation Preference, plus any and all amounts owing to the holder of such redeemed shares pursuant to the terms of the Note Purchase Agreement, the Note or any other document delivered in connection therewith. The Company was required to offer to redeem all of the shares of Series A Preferred Stock upon a Mandatory Redemption Event. A holder of Series A Mandatorily Redeemable Preferred Stock could have accepted or rejected such offer of redemption.
The Company, as of March 21, 2014, redeemed all 26,000 shares of its outstanding Series A Preferred Stock. The Company paid the holder of the Series A Preferred Stock an aggregate of $27,600 to effect the redemption. This resulted in a gain of $549, which is recorded in Other expenses (income) on the Consolidated Statement of Operations. Following the redemption, all shares of Series A Preferred Stock were cancelled and such shares were returned to authorized but undesignated shares of the Company’s preferred stock.
11. SHAREHOLDERS’ EQUITY
On January 20, 2010 the Company agreed to issue 800,000 shares of API common stock payable as part of the compensation to Kuchera Defense Systems, Inc. (“KDS”), KII, Inc. (“KII”) and Kuchera Industries, LLC (“KI Industries” and collectively with KDS and KII, the “KGC Companies”) or their designees. 250,000 shares were issued and delivered at closing, 250,000 shares were to be issued and delivered on the first anniversary of the closing and 300,000 shares were to be issued and delivered on the second anniversary of the closing. The Company has issued 126,250 shares in escrow from the 550,000 shares remaining to be delivered. The API Pennsylvania Subsidiaries have claimed a right of set off against the escrowed shares under the asset purchase agreement with respect to claimed amounts due to the Company under the indemnification provisions of the asset purchase agreement. The unissued shares have been accounted for as common shares subscribed but not issued. In addition, on January 20, 2010 and January 22, 2010, we issued warrants to purchase an aggregate of 892,862 shares of common stock with an exercise price of $5.60 per share, which expire on January 20, 2015 and January 22, 2015.
In connection with the Plan of Arrangement that occurred on November 6, 2006, the Company was obligated to issue 2,354,505 shares of either API common stock or exchangeable shares of API Nanotronics Sub, Inc. in exchange for the API Electronics Group Corp. common shares previously outstanding. As of May 31, 2014, API is obligated to issue a remaining approximately 63,886 shares of its common stock under the Plan of Arrangement either directly for API common shares or in exchange for API Nanotronics Sub, Inc. exchangeable shares not held by API or its affiliates. There are 22,617 exchangeable shares outstanding (excluding exchangeable shares held by the Company) as of May 31, 2014. Exchangeable shares are substantially equivalent to our common shares.
The Company issued 45,000 options and 15,000 RSUs during the six months ended May 31, 2014 and 15,000 RSUs during the six months ended May 31, 2013 (Note 12). The Company values its option grants using the Black-Scholes option-pricing model.
12. STOCK-BASED COMPENSATION
On October 26, 2006, the Company adopted its 2006 Equity Incentive Plan (the “Equity Incentive Plan”), which was approved at the 2007 Annual Meeting of Stockholders of the Company. All the prior options issued by API were carried over to this plan under the provisions of the Plan of Arrangement. On October 22, 2009, the Company amended the Equity Incentive Plan to increase the number of shares of common stock under the plan from 1,250,000 to 2,125,000. On January 21, 2011, the Company amended the Equity Incentive Plan to further increase the number of shares of common stock under the plan from 2,125,000 to 5,875,000, and on June 3, 2011 amended the plan to permit the issuance of RSUs, which amendments were approved by the shareholders of the Company on November 4, 2011. Of the 5,875,000 shares authorized under the Equity Incentive Plan, 3,477,764 shares are available for issuance pursuant to options, RSUs, or stock as of May 31, 2014. Under the Company’s Equity Incentive Plan, incentive options and non-statutory options may have a term of up to ten years from the date of grant. The stock option exercise prices are equal to at least 100 percent of the fair market value of the underlying shares on the date the options are granted.
As of May 31, 2014 there was $241 of total unrecognized compensation related to non-vested stock options, which are not contingent upon attainment of certain milestones. For options with certain milestones necessary for vesting, the fair value is not calculated until the conditions become probable. The cost is expected to be recognized over the remaining periods of the options, which are expected to vest from 2014 to 2017.
During the six months ended May 31, 2014 and 2013, ($69) and $600, respectively, has been recognized as stock-based compensation expense in general and administrative expense.

The fair value of each option grant is estimated at the grant date using the Black-Scholes option-pricing model based on the weighted average assumptions detailed below:

	May 31, 2014	May 31, 2013
Expected volatility	64.8%	81.9%
Expected dividends	—%	—%
Expected term	6 years	6 years
Risk-free rate	1.26%	0.85%
The summary of the common stock options granted, cancelled, exchanged or exercised under the Plan:

	Options	Weighted Average Exercise Price
Stock Options outstanding— November 30, 2012	2,417,606	$5.06
Less forfeited	(569,121)	$5.26
Exercised	—	$—
Issued	—	$—
Stock Options outstanding—November 30, 2013	1,848,485	$4.98
Less forfeited	(303,550)	$5.49
Exercised	—	$—
Issued	45,000	$2.40
Stock Options outstanding— May 31, 2014	1,589,935	$4.81
Stock Options exercisable— May 31, 2014	1,297,517	$5.09
Restricted stock unit activity under the 2006 Equity Compensation Plan is presented below:

	Units	Weighted Average Grant Date Fair Value
RSUs outstanding— November 30, 2012	139,000	$4.43
Issued	15,000	$2.56
Exercised—Stock issued	(72,333)	$4.94
RSUs outstanding—November 30, 2013	81,667	$3.72
Issued	15,000	$2.37
Exercised—Stock issued	(48,333)	$3.72
RSUs outstanding— May 31, 2014	48,334	$3.30
RSUs exercisable— May 31, 2014	—	$—

	RSUs and Options Outstanding				RSUs and Options Exercisable
Range of Exercise Price	Number of Outstanding at May 31, 2014	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Aggregate Intrinsic Value (in thousands)	Number Exercisable at May 31, 2014	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands)
$0.00 – $ 3.55	764,998	$3.21	7.73	$153	466,656	$3.50	$—
$3.56 – $ 4.99	27,084	$3.56	6.40	$—	16,251	$3.56	$—
$5.00 – $ 6.99	837,434	$5.93	6.16	$—	805,857	$5.93	$—
$7.00 – $ 20.00	8,753	$14.76	2.97	$—	8,753	$14.76	$—
	1,638,269		6.88	$153	1,297,517		$—

The intrinsic value is calculated as the excess of the market value as of May 31, 2014 over the exercise price of the shares. The market value as of May 31, 2014 was $2.80 as reported by the NASDAQ Stock Market.

13. SUPPLEMENTAL CASH FLOW INFORMATION
Supplemental cash flow information:

	(in thousands) Six months ended
	May 31, 2014	May 31, 2013
Supplemental Cash Flow Information
Cash paid for income taxes	$558	$210
Cash paid for interest	$3,349	$3,806
Capital lease obligation	$5,225	$—
In February 2014, the Company received $1,414 related to a tax refund from the acquisition of one of its subsidiaries, SenDEC Corporation.
14. EARNINGS PER SHARE OF COMMON STOCK
The following table sets forth the computation of weighted-average shares outstanding for calculating basic and diluted earnings per share (EPS):

	Three months ended		Six months ended
	May 31, 2014	May 31, 2013	May 31, 2014	May 31, 2013
Weighted average shares-basic	55,446,463	55,402,595	55,436,440	55,386,031
Effect of dilutive securities	*	*	*	*
Weighted average shares—diluted	55,446,463	55,402,595	55,436,440	55,386,031

Basic EPS and diluted EPS for the three and six months ended May 31, 2014 and 2013 have been computed by dividing the net income (loss) by the weighted average shares outstanding. The weighted average numbers of shares of common stock outstanding includes exchangeable shares and shares to be issued under the Plan of Arrangement.

*
Outstanding options and RSUs aggregating 1,638,269 (2,008,238 – May 31, 2013) incremental shares, and 892,862 warrants have been excluded from the three and six months ended May 31, 2014 and the six months ended May 31, 2013 computation of diluted EPS as they are anti-dilutive due to the losses generated in each respective period. Outstanding options and RSUs aggregating 2,008,238 incremental shares, and 892,862 warrants have been excluded from the three months ended May 31, 2013 computation of diluted EPS as none are exercisable and in-the-money.

15. COMMITMENTS AND CONTINGENCIES

a)
On September 15, 2011, Currency, Inc., KII Inc., Kuchera Industries, LLC, William Kuchera and Ronald Kuchera (the “Plaintiffs”) filed a lawsuit against API and three API subsidiaries (the “API Pennsylvania Subsidiaries”) in the Court of Chancery of the State of Delaware in relation to the Asset Purchase Agreement by and among API, the API Pennsylvania Subsidiaries, the KGC Companies, William Kuchera, and Ronald Kuchera dated January 20, 2010. Plaintiffs’ complaint alleges claims for breach of contract and unjust enrichment based on their contention that API and the API Pennsylvania Subsidiaries violated the Agreement by failing to issue certain shares of stock to Plaintiffs and by failing to cooperate with Plaintiffs in the filing of a final general and administrative overhead rate with the Defense Contracting Audit Agency. API and the API Pennsylvania Subsidiaries filed an answer to the complaint denying all liability and a counterclaim for breach of contract against Plaintiffs. The final outcome and impact of this matter is subject to many variables, and cannot be predicted. Of the 550,000 shares that have not been delivered under the Asset Purchase Agreement, 126,250 were placed in escrow and the remaining 423,750 shares have been accounted for as common shares subscribed but not issued with a value of $2,373.

b)
The Company is also a party to lawsuits in the normal course of its business. Litigation can be unforeseeable, expensive, lengthy and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. An unfavorable resolution of a particular lawsuit could have a material adverse effect on the Company’s business, operating results, or financial condition.

In accordance with required guidance, the Company accrues for litigation matters when losses become probable and reasonably estimable. The Company has no recorded accrual relating to its outstanding legal matters as of May 31, 2014 and November 30, 2013. As of the end of each applicable reporting period, or more frequently, as necessary, the Company reviews each outstanding matter and, where it is probable that a liability has been incurred, it accrues for all probable and reasonably estimable losses. Where the

Company is able to reasonably estimate a range of losses with respect to such a matter, it records an accrual for the amount within the range that constitutes its best estimate. If the Company can reasonably estimate a range but no amount within the range appears to be a better estimate than any other, it will use the amount that is the low end of such range. Because of the uncertainty, the complexity and the many variables involved in litigation, the actual costs to the Company with respect to its legal matters may differ from our estimates, could result in a significant difference and could have a material adverse effect on the Company’s financial position, liquidity, or results of operations. If we determine that an additional loss in excess of our accrual is probable but not estimable, the Company will provide disclosure to that effect. The Company expenses legal costs as they are incurred.
16. INCOME TAXES
For the three and six month periods ended May 31, 2014, the Company’s effective income tax rates were (1.1)% and (4.1)% for continuing operations, respectively and 8.1% and 0.9% for the three and six months ended May 31, 2013, respectively, compared to an applicable U.S. federal statutory income tax rate of 34%. The difference between the effective tax rate and U.S. statutory tax as of May 31, 2014 is primarily due to the existence of valuation allowances for deferred tax assets including net operating losses and income from foreign subsidiaries taxed at rates lower than the U.S. statutory rate. For the six months ended May 31, 2014, the Company recorded valuation allowances on deferred tax assets relating to current year losses and for the accrual of non-cash tax expense due to additional valuation allowances in connection with the tax amortization of our indefinite-lived intangible assets that was not available to offset existing deferred tax assets. The difference between the effective tax rate and U.S. statutory tax as of May 31, 2013 is primarily due to existence of valuation allowance for deferred tax assets including net operating losses and income from foreign subsidiaries taxed at rates lower than the U.S. statutory rate.
As of May 31, 2014, the Company has no significant unrecognized tax benefits.
The Company records interest and penalties related to tax matters within general and administrative expenses on the accompanying Consolidated Statement of Operations. These amounts are not material to the consolidated financial statements for the periods presented. The Company’s U.S. tax returns are subject to examination by federal and state taxing authorities. Generally, tax years 2010 through 2013 remain open to examination by the Internal Revenue Service or other tax jurisdictions to which the Company is subject. The Company’s Canadian tax returns are subject to examination by federal and provincial taxing authorities in Canada. Generally, tax years 2010 through 2013 remain open to examination by Canada Revenue Agency or other tax jurisdictions to which the Company is subject.
17. RESTRUCTURING CHARGES RELATED TO CONSOLIDATION OF OPERATIONS
In accordance with accounting guidance for costs associated with asset exit or disposal activities, restructuring costs are recorded as incurred. Restructuring charges for employee workforce reductions are recorded upon employee notification.
a) Ottawa restructuring
In November 2013, the Company commenced the restructuring of its Ottawa, Ontario, Canada business (“Ottawa restructuring”), which included the movement of certain operations to its State College facility, in order to improve its profitability. The actions taken as part of the Ottawa restructuring are intended to realize synergies from our combined SSC operations, contain costs and streamline our operations. Elements of the Ottawa restructuring include management re-alignment, workforce reductions and write-downs and charges related to inventory and relocation costs. The Ottawa restructuring was substantially completed by May 31, 2014. As a result of the Ottawa restructuring, the Company will reduce its SSC workforce by approximately 4%, which represents approximately 3% of its global workforce.

The Company has recorded $1,560 of salary and related charges for the Ottawa restructuring. As of May 31, 2014, $725 is included in accounts payable and accrued liabilities.
b) EMS restructuring
In June 2012, the Company announced the restructuring of its EMS business (“EMS restructuring”) in order to improve its profitability. The actions taken as part of the EMS restructuring are intended to realize synergies from our combined EMS operations, contain costs, reduce our exposure to low margin and unprofitable revenue streams within the EMS businesses, and streamline our operations. Elements of the EMS restructuring include management re-alignment, workforce reductions and write-downs and charges related to inventory, fixed assets, and long-term leases. The EMS restructuring was substantially completed by the end of fiscal 2012. As of November 30, 2012, the Company reduced its EMS workforce by approximately 10%, which represented approximately 2% of its global workforce.
During the period ending November 30, 2012, the Company incurred approximately $591 related to cash outlays, primarily due to employee separation expense. The majority of the non-cash charges are primarily related to the write-down of inventory related to the EMS product offerings, leasehold impairments and fixed asset impairments.

The following tables summarize the charges related to EMS restructuring activities by type of cost:

EMS Restructuring (in thousands)
Salary and related charges	$591
Inventory write-down	7,401
Fixed asset impairment	865
Lease impairment	3,672

Accumulated restructuring charges at November 30, 2012	12,529
Cash payments	(591)
Non-cash charges	(9,610)

Balance – Lease impairment accrual, May 31, 2014	$2,328

18. SEGMENT INFORMATION
The Company follows the authoritative guidance on the required disclosures for segments which establish standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in financial reports. The guidance also establishes standards for related disclosures about products, geographic areas and major customers.
The authoritative accounting guidance uses a management approach for determining segments. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments. The Company’s operations are conducted in three principal business segments: Systems, Subsystems & Components (SSC), Secure Systems & Information Assurance (SSIA) and Electronic Manufacturing Services (EMS). Inter-segment sales are presented at their market value for disclosure purposes. Corporate includes general and administrative functions and unallocated costs of our shared service operations/management, administrative and other shared corporate services functions such as information technology, legal, finance, human resources, and marketing. These administrative and other shared services costs have been allocated in the adjusted EBITDA measure based on a percent of revenue for each respective operating segment.
During the quarter ended February 28, 2014, the Company changed its reported basis of measurement of segment profit or loss. This change in reporting has been applied to the quarter and six months ended May 31, 2014 and 2013. The Company’s chief operating decision maker evaluates segment performance based primarily on revenues and Adjusted EBITDA. The accounting policies of each of the operating segments are the same as those described in the summary of significant accounting policies in Note 2. Adjusted EBITDA represents income from continuing operations excluding depreciation and amortization, stock-based compensation expense and other items as described below. Management views adjusted EBITDA as an important measure of segment performance because it removes from operating results the impact of items that management believes do not reflect the Company’s core operating performance. Adjusted EBITDA is a measure which is also used in calculating financial ratios in material debt covenants in the Company’s credit facilities.

Management does not evaluate the performance of its operating segments using asset measures. The identifiable assets by segment disclosed in this note are those assets specifically identifiable within each segment and include cash, accounts receivable, inventory, goodwill and intangible assets.

Three months ended May 31, 2014 (in thousands)	SSC	SSIA	EMS	Corporate	Inter Segment Eliminations	Total
Revenue from external customers	$39,272	$5,062	$8,835	$—	$—	$53,169
Adjusted EBITDA:	4,534	540	(791)	—	—	4,283
Acquisition related charges						75
Restructuring						1,029
Depreciation and amortization						4,111
Interest expense, net						2,887
Amortization of note discounts and deferred financing costs						10,228
Other adjustments *						775
Loss from continuing operations before income taxes						$(14,822)
Segment assets—as at May 31, 2014	$242,011	$13,108	$24,573	$8,666	$—	$288,358
Goodwill included in assets—as at May 31, 2014	$114,301	$—	$2,469	$—	$—	$116,770
Purchase of fixed assets, to May 31, 2014	$624	$7	$111	$—	$—	$742

Three months ended May 31, 2013 (in thousands)	SSC	SSIA	EMS	Corporate	Inter Segment Eliminations	Total
Revenue from external customers	$42,865	$5,135	$16,229	$—	$—	$64,229
Adjusted EBITDA:	5,626	1,048	637	—	—	7,311
Acquisition related charges						620
Restructuring charges						385
Depreciation and amortization						4,312
Interest expense, net						4,478
Amortization of note discounts and deferred financing costs						521
Other adjustments *						1,319
Loss from continuing operations before income taxes						$(4,324)
Segment assets—as at November 30, 2013	$249,363	$15,068	$34,741	$5,406	$—	$304,578
Goodwill included in assets—as at November 30, 2013	$114,301	$—	$2,469	$—	$—	$116,770
Purchase of fixed assets, to May 31, 2013	$639	$9	$294	$—	$—	$942

*
Other adjustments primarily include inventory provisions ($824—2014; $514—2013), stock based compensation ($(21)—2014; $210—2013), corporate franchise taxes ($44—2014; $151—2013), financing related costs ($(26)—2014; $328—2013), foreign exchange losses ($94—2014; $116—2013), and in fiscal 2014 also include lease payments for the State College, Pennsylvania facility ($(322)—2014) and $182 related to change in employee vacation policy.

Six months ended May 31, 2014 (in thousands)	SSC	SSIA	EMS	Corporate	Inter Segment Eliminations	Total
Revenue from external customers	$78,932	$10,461	$22,693	$—	$—	$112,086
Adjusted EBITDA:	8,945	1,608	224	—	—	10,777
Acquisition related charges						185
Restructuring						1,446
Depreciation and amortization						8,242
Interest expense, net						5,297
Amortization of note discounts and deferred financing costs						10,893
Other adjustments *						1,154
Loss from continuing operations before income taxes						$(16,440)
Purchase of fixed assets, to May 31, 2014	$688	$22	$137	$—	$—	$847

Six months ended May 31, 2013 (in thousands)	SSC	SSIA	EMS	Corporate	Inter Segment Eliminations	Total
Revenue from external customers	$82,459	$8,977	$31,097	$—	$—	$122,533
Adjusted EBITDA:	9,809	1,853	808	—	—	12,470
Acquisition related charges						1,088
Restructuring charges						729
Depreciation and amortization						8,620
Interest expense, net						8,822
Amortization of note discounts and deferred financing costs						11,275
Other adjustments *						1,841
Loss from continuing operations before income taxes						$(19,905)
Purchase of fixed assets, to May 31, 2013	$809	$23	$294	$—	$—	$1,126

*
Other adjustments primarily include inventory provisions ($1,168—2014; $1,158—2013), stock based compensation ($(69)—2014; $600—2013), corporate franchise taxes ($85—2014; $178—2013), financing related costs ($101—2014; $328—2013), foreign exchange losses ($226—2014; $116—2013), reversal of contingency accrual ($nil—2014; $(539)—2013) and in fiscal 2014 also include lease payments for the State College, Pennsylvania facility ($(539)—2014) and $182 related to change in employee vacation policy.

19. SUBSEQUENT EVENTS
The Company has evaluated subsequent events through July 9, 2014, the date the financial statements were issued, and up to the time of filing of the financial statements with the SEC.